                                                                    EXHIBIT 11.1

                OSHMAN'S SPORTING GOODS, INC. AND SUBSIDIARIES
        COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
         FOR THE THREE MONTHS ENDED APRIL 29, 1995 AND APRIL 30, 1994
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             1995                  1994
                                      ------------------    ------------------
                                                  FULLY                 FULLY
                                      PRIMARY    DILUTED    PRIMARY    DILUTED
                                      -------    -------    -------    -------
NET LOSS                              $ (478)    $ (478)    $ (948)    $ (948)
                                      ======     ======     ======     ======

WEIGHTED AVERAGE NUMBER OF COMMON
 SHARES OUTSTANDING                    5,811      5,811      5,805      5,805

EXCESS OF SHARES ISSUABLE UPON
 EXERCISE OF STOCK OPTIONS OVER
 SHARES DEEMED RETIRED UNDER THE
 "TREASURY STOCK" METHOD                   -          -          -          -
                                      ------     ------     ------     ------

WEIGHTED AVERAGE NUMBER OF COMMON
 AND DILUTIVE COMMON EQUIVALENT
 SHARES OUTSTANDING                    5,811      5,811      5,805      5,805
                                      ======     ======     ======     ======

 LOSS PER COMMON AND
  COMMON EQUIVALENT SHARE             $(0.08)    $(0.08)    $(0.16)    $(0.16)
                                      ======     ======     ======     ======

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS